Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS
For the quarterly period ended March 31, 2016

AUDITED COMBINED FINANCIAL STATEMENTS:
Condensed Consolidated and Combined Balance Sheets	2
Condensed Consolidated and Combined Statements of Income	3
Condensed Consolidated and Combined Statements of Comprehensive Income	4
Condensed Consolidated and Combined Statements of Cash Flows	5
Condensed Consolidated and Combined Statements of Changes in Equity	6
Notes to Condensed Consolidated and Combined Financial Statements	7

BAXALTA INCORPORATED

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(UNAUDITED)

(in millions, except share data)	March 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and equivalents	$911	$1,001
Accounts and other current receivables, net	1,127	914
Inventories	2,237	2,173
Prepaid expenses and other current assets	601	620
Total current assets	4,876	4,708
Property, plant and equipment, net	5,208	5,034
Goodwill	883	829
Other intangible assets, net	1,320	1,295
Other long-term assets	537	463
Total assets	$12,824	$12,329
Liabilities and Equity
Current Liabilities:
Current maturities of capital lease obligations	$5	$3
Short-term debt	302	—
Accounts payable	427	706
Accrued liabilities	1,244	1,202
Total current liabilities	1,978	1,911
Long-term debt and capital lease obligations	5,317	5,265
Other long-term liabilities	1,309	1,229
Commitments and contingencies
Equity:
Common stock, $0.01 par value (shares authorized of 2,500,000,000 at March 31, 2016 and December 31, 2015, shares issued and outstanding of 682,775,012 at March 31, 2016 and 679,287,500 at December 31, 2015)	7	7
Additional paid-in capital	4,167	4,103
Retained earnings	404	309
Accumulated other comprehensive loss	(358)	(495)
Total equity	4,220	3,924
Total liabilities and equity	$12,824	$12,329

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

BAXALTA INCORPORATED

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended March 31,
(in millions, except per share amounts)	2016	2015
Net sales	$1,548	$1,361
Cost of sales	710	571
Gross margin	838	790
Selling, general and administrative expenses	384	283
Research and development expenses	280	156
Net interest expense	23	—
Other (income) expense, net	(21)	12
Income from continuing operations before income taxes	172	339
Income tax expense	27	77
Net income from continuing operations	145	262
Income from discontinued operations, net of tax	—	10
Net income	$145	$272

Income from continuing operations per common share
Basic	$0.21	$0.39
Diluted	$0.21	$0.38

Income from discontinued operations per common share
Basic	$—	$0.02
Diluted	$—	$0.02

Net income per common share
Basic	$0.21	$0.41
Diluted	$0.21	$0.40

Weighted-average number of common shares outstanding
Basic	681	676
Diluted	690	681

Cash dividends declared per common share	$0.07	$—

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

BAXALTA INCORPORATED

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three months ended March 31,
(in millions)	2016	2015
Net income	$145	$272
Other comprehensive income (loss), net of tax:
Currency translation adjustments, net of tax (expense) benefit of ($6) and $3 for the three months ended March 31, 2016 and 2015, respectively	169	(353)
Pension and other employee benefits, net of tax benefit (expense) of $5 and ($3) for the three months ended March 31, 2016 and 2015, respectively	7	8
Available-for-sale securities, net of tax benefit (expense) of $8 and ($4) for the three months ended March 31, 2016 and 2015, respectively	(27)	5
Hedging activities, net of tax benefit of $6 and $20 for the three months ended March 31, 2016 and 2015, respectively	(12)	(35)
Total other comprehensive income (loss), net of tax	137	(375)
Comprehensive income (loss)	$282	$(103)

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

BAXALTA INCORPORATED

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three months ended, March 31,
(in millions)	2016	2015
Cash flows from operations
Net income	$145	$272
Adjustments
Depreciation and amortization	76	58
Share-based compensation expense	21	10
Excess tax benefits from share-based compensation	(5)	(2)
Net periodic pension benefit and OPEB cost	17	15
Business optimization charges (benefits)	66	(10)
Other	(37)	(1)
Changes in balance sheet items
Accounts and other current receivables, net	(69)	(27)
Inventories	(24)	(91)
Accounts payable	(75)	(37)
Due to/from Baxter International Inc.	49	—
Accrued liabilities	(20)	(295)
Business optimization payments	(8)	(4)
Other	(8)	(30)
Net cash provided from (used for) operations	128	(142)
Cash flows from investing activities
Capital expenditures	(235)	(301)
Acquisitions, net of cash acquired	(280)	(228)
Other investing activities	(33)	(18)
Net cash used for investing activities	(548)	(547)
Cash flows from financing activities
Cash dividends on common stock	(48)	—
Net transactions with Baxter International Inc.	11	689
Increase in debt with maturities of three months or less, net	300	—
Proceeds and excess tax benefits related to share-based compensation	74	—
Other financing activities	(9)	—
Net cash provided from financing activities	328	689
Effect of foreign exchange rate changes on cash and equivalents	2	—
Change in cash and equivalents	(90)	—
Cash and equivalents at beginning of period	1,001	—
Cash and equivalents at end of period	$911	$—

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

BAXALTA INCORPORATED

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

(UNAUDITED)

	Common Stock		Additional Paid-In	Net Parent Company	Retained		Total
(in millions, except share data)	Shares	Amount	Capital	Investment	Earnings	AOCI	Equity
Balance as of December 31, 2014	—	$—	$—	$6,180	$—	$(433)	$5,747
Net income	—	—	—	272	—	—	272
Net transfers to Baxter International Inc.	—	—	—	720	—	—	720
Other comprehensive loss, net of tax	—	—	—	—	—	(375)	(375)
Balance as of March 31, 2015	—	$—	$—	$7,172	$—	$(808)	$6,364

Balance as of December 31, 2015	679,287,500	$7	4,103	$—	$309	$(495)	$3,924
Net income	—	—	—	—	145	—	145
Separation-related adjustments	—	—	(16)	—	—	—	(16)
Share-based compensation expense	—	—	22	—	—	—	22
Shares issued under employee benefit plans and other	3,487,512	—	58	—	(2)	—	56
Other comprehensive income, net of tax	—	—	—	—	—	137	137
Dividends declared ($0.07 per share)	—	—	—	—	(48)	—	(48)
Balance as of March 31, 2016	682,775,012	$7	$4,167	$—	$404	$(358)	$4,220

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

BAXALTA INCORPORATED

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION

Baxalta Incorporated, together with its subsidiaries, (Baxalta or the company) is a global innovative biopharmaceutical leader with a sustainable portfolio of differentiated therapies that seek to address unmet medical needs across many disease areas, including hematology, immunology and oncology.

Separation from Baxter

Baxalta was incorporated in Delaware on September 8, 2014. The company separated from Baxter International Inc. (Baxter or Parent) on July 1, 2015 (the separation), becoming an independent company as a result of a pro rata distribution by Baxter of 80.5% of Baxalta’s common stock to Baxter’s shareholders. Baxter retained an approximate 19.5% ownership stake in Baxalta immediately following the distribution. Baxalta common stock began trading “regular way” under the ticker symbol “BXLT” on the New York Stock Exchange on July 1, 2015.

In January 2016 and March 2016, Baxter exchanged portions of its retained stake in Baxalta common stock for indebtedness of Baxter held by third parties. The shares of Baxalta common stock exchanged were then sold by such third parties in secondary public offerings pursuant to registration statements filed by Baxalta. Following these transactions, Baxter held approximately 4.5% of Baxalta’s total shares outstanding.

In April 2016, Baxter commenced an offer to exchange up to 13.4 million shares of Baxalta common stock that are currently owned by Baxter, which represents approximately 2.0% of the outstanding common stock of Baxalta, for shares of Baxter common stock that are validly tendered and not validly withdrawn in the exchange offer. Prior to or following the completion of that exchange offer, Baxter has informed Baxalta that Baxter intends to make a contribution to Baxter’s U.S. pension fund or distribute as a special dividend to all Baxter stockholders, on a pro rata basis, some or all of its remaining shares of Baxalta common stock. Following the completion of these transactions, if Baxter disposes of all of the remaining shares of Baxalta common stock held by it, Baxalta will be wholly independent from Baxter, except that certain agreements between Baxter and Baxalta will remain in place.

Merger Agreement with Shire plc

In January 2016, the company announced that it had reached an agreement (merger agreement) with Shire plc (Shire) under which Shire would acquire Baxalta, forming a global leader in rare diseases. Under the terms of the agreement, Baxalta shareholders will receive $18.00 in cash and 0.1482 Shire American Depository Shares (ADS) per each Baxalta share. The transaction has been approved by the boards of directors of both Shire and Baxalta. Closing of the transaction is subject to approval by Baxalta and Shire shareholders, certain regulatory approvals, receipt of certain tax opinions and other customary closing conditions. The Baxalta and Shire shareholder votes are scheduled for May 27, 2016. The transaction is expected to close in early June 2016.

The merger agreement provides for certain termination rights for both Shire and Baxalta. Upon termination of the merger agreement under certain specified circumstances, Baxalta may be required to disburse to Shire a termination fee of $369 million and Shire may be required to pay the company a termination fee of $369 million. In addition, if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Baxalta, Baxalta may be required to reimburse Shire for transaction expenses up to $110 million (which expenses would be credited against any termination fee subsequently disbursed by Baxalta). Conversely, if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Shire, Shire may be required to reimburse Baxalta for transaction expenses up to $65 million (which expenses would be credited against any termination fee subsequently payable by Shire).

Basis of Preparation

The unaudited interim condensed consolidated and combined financial statements of the company for all periods presented have been prepared pursuant to the rules and regulations of the SEC. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (GAAP) have been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from the audited consolidated financial statements, but does not include all disclosures required by GAAP. These unaudited interim condensed consolidated and combined financial statements should be read in conjunction with the financial statements and notes contained in the company’s 2015 Annual Report on Form 10-K, as filed with the SEC on March 3, 2016 (2015 Annual Report).

In the opinion of management, the unaudited interim condensed consolidated and combined financial statements reflect all adjustments necessary for a fair statement of the interim periods. All such adjustments, unless otherwise noted herein, are of a normal, recurring nature. The results of operations for the interim period are not necessarily indicative of the results of operations to be expected for the full year.

As further described above, Baxalta became an independent publicly traded company following the separation from Baxter on July 1, 2015. The accompanying unaudited interim condensed consolidated and combined financial statements reflect the consolidated financial position and results of operations of the company as an independent, publicly-traded company for periods after the July 1, 2015 separation. The consolidated and combined financial statements reflect the combined results of operations of the company as a combined reporting entity of Baxter for periods prior to the separation.

Prior to the separation, the company’s financial statements were prepared on a standalone basis and were derived from Baxter’s consolidated financial statements and accounting records as if the former biopharmaceuticals business of Baxter had been part of Baxalta. The combined financial statements reflected the company’s financial position, results of operations and cash flows as the business was operated as part of Baxter prior to the separation, in conformity with GAAP.

Prior to the separation, all transactions between the company and Baxter were considered to be effectively settled in the combined financial statements at the time the transaction was recorded. The total net effect of the settlement of the transactions with Baxter were reflected in the statements of cash flows in periods prior to the separation as a financing activity and in the statement of shareholders’ equity as net parent company investment.

Prior to the separation, the combined financial statements included an allocation of expenses related to certain Baxter corporate functions, including senior management, legal, human resources, finance, treasury, information technology, and quality assurance. These expenses were allocated to the company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount, square footage, or other measures. The company considers the expense methodology and results to be reasonable for all periods prior to the separation. However, the allocations may not be indicative of the actual expense that would have been incurred had the company operated as an independent, publicly traded company for the periods prior to the separation.

Prior to the separation, the company’s equity balance represented the excess of total assets over total liabilities, including the due to/from balances between the company and Baxter (net parent company investment) and accumulated other comprehensive income (AOCI). Net parent company investment was primarily impacted by distributions and contributions to or from Baxter, which were the result of treasury activities and net funding provided by or distributed to Baxter. In connection with the separation, the company’s net parent company investment balance was reclassified to additional paid-in capital.

New Accounting Standards

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09, Improvements to Employer Share-Based Compensation Accounting, which includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Key provisions of ASU 2016-09 include a requirement to record tax effects of share-based payments at settlement (or expiration) through the statement of income, which is to be adopted on a prospective basis, and to report tax-related cash flows resulting from share-based payments as operating activities on the statement of cash flows, which can be adopted on a prospective or retrospective basis. ASU 2016-09 will be effective for the company beginning on January 1, 2017. Early adoption is permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. ASU 2016-02 will be effective for the company beginning on January 1, 2019. Early adoption is permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10) — Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires that equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, be measured at fair value, with subsequent changes in fair value recognized in net income. In addition, the ASU requires a qualitative assessment of equity investments without readily determinable fair values when assessing impairment, the evaluation of a valuation allowance on a deferred tax asset related to available-for-sale securities and certain presentation and disclosures for financial instruments. ASU 2016-01 is applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, which will be January 1, 2018. Early adoption is not permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which clarifies that inventory should be measured at the lower of cost or net realizable value. ASU 2015-11 defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The company adopted ASU No. 2015-11 beginning on January 1, 2016 on a prospective basis. The impact of this adoption was not material.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance to customers about how to account for cloud computing arrangements when such arrangements include software licenses. The company adopted ASU No. 2015-05 beginning on January 1, 2016 on a prospective basis. The impact of this adoption was not material.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled to when products are transferred to customers. In July 2015, the FASB voted to approve a one-year deferral on the original effective date of January 1, 2017; therefore ASU No. 2014-09 will be effective for the company beginning on January 1, 2018. Early adoption is permitted as of the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The company is currently evaluating the impact of adopting the new revenue standard on its consolidated financial statements.

NOTE 2 SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Expense

The company issued senior notes with an aggregate principal amount of $5 billion in June 2015. Prior to the issuance of the senior notes, Baxalta recorded no interest expense because Baxter’s third-party debt and the related interest expense were not allocated to the company.

	Three months ended March 31,
(in millions)	2016	2015
Interest costs	$47	$—
Interest costs capitalized	(23)	—
Interest expense, net of capitalized interest	24	—
Interest income	(1)	—
Net interest expense	$23	$—

Inventories

(in millions)	March 31, 2016	December 31, 2015
Raw materials	$589	$589
Work in process	1,029	1,021
Finished goods	619	563
Total inventories	$2,237	$2,173

Prepaid Expenses and Other Current Assets

(in millions)	March 31, 2016	December 31, 2015
Due from Baxter	$387	$397
Prepaid expenses and other	214	223
Prepaid expenses and other current assets	$601	$620

Accrued Liabilities

(in millions)	March 31, 2016	December 31, 2015
Due to Baxter	$341	$208
Accrued rebates	242	245
Employee compensation and withholdings	200	286
Property, payroll and certain other taxes	97	97
Income taxes payable	26	77
Other	338	289
Total accrued liabilities	$1,244	$1,202

Other Long-Term Liabilities

(in millions)	March 31, 2016	December 31, 2015
Pension and other employee benefits	$524	$505
Contingent payment liabilities	448	426
Long-term deferred income taxes	176	181
Due to Baxter	102	64
Other	59	53
Total other long-term liabilities	$1,309	$1,229

Concentration of Credit Risk

Baxalta engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal, Italy and Brazil. As of March 31, 2016, the company’s net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $95 million, of which Greece receivables represented a $27 million balance. The company also has significant accounts receivable related to its Hemobrás partnership in Brazil totaling $174 million at March 31, 2016.

Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While the company believes that its allowance for doubtful accounts as of March 31, 2016 is adequate, future governmental actions and customer-specific factors may require the company to re-evaluate the collectability of its receivables and the company could potentially incur additional credit losses that materially impact its results of operations.

NOTE 3 EARNINGS PER SHARE

The denominator for basic earnings per common share (EPS) is the weighted-average number of common shares outstanding during the period. The dilutive effect of outstanding stock options, restricted stock units (RSUs) and performance share units (PSUs) is reflected in the denominator for diluted EPS using the treasury stock method. The numerator for both basic and diluted EPS is net income, net income from continuing operations, or income from discontinued operations, net of tax.

On July 1, 2015, Baxter distributed approximately 544 million shares of Baxalta common stock to its shareholders and retained an additional 132 million shares. The computation of basic EPS for the three months ended March 31, 2015 was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for the three months ended March 31, 2015 included 5 million of diluted common share equivalents for stock options, RSUs and PSUs as calculated using the treasury stock method as of July 1, 2015, as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

The following is a reconciliation of basic shares to diluted shares.

	Three months ended March 31,
(in millions)	2016	2015
Basic shares	681	676
Effect of dilutive shares	9	5
Diluted shares	690	681

The computation of diluted EPS excluded 3 million and 19 million weighted-average equity awards outstanding for the three months ended March 31, 2016 and 2015 as their inclusion would have an anti-dilutive effect on diluted EPS.

NOTE 4 ACQUISITIONS AND COLLABORATIONS

Acquisitions

SuppreMol Acquisition

In March 2015, the company acquired all of the outstanding shares of SuppreMol GmbH (SuppreMol), a privately held biopharmaceutical company based in Germany, for cash of $228 million, net of cash acquired. Through the acquisition, the company obtained SuppreMol’s early-stage pipeline of treatment options for autoimmune and allergic diseases, as well as its operations in Munich, Germany. The acquired investigational treatments complement and build upon the company’s immunology portfolio and offer an opportunity to expand into new areas with significant market potential and unmet medical needs in autoimmune diseases. The acquired net assets comprised a business based on the acquired inputs, processes and outputs. As a result, the transaction was accounted for as a business combination.

ONCASPAR Business Acquisition

In July 2015, the company acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau Finanziaria S.p.A (Sigma-Tau), a privately held biopharmaceutical company based in Italy, through the acquisition of 100% of the shares of a subsidiary of Sigma-Tau, for cash of $890 million, net of cash acquired. Through the acquisition, the company gained the marketed biologic treatment ONCASPAR, the investigational biologic calaspargase pegol, and an established oncology infrastructure with clinical and sales resources. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia. As of the acquisition date, it was marketed in the United States, Germany, Poland and certain other countries, and recently received EU approval. The acquired net assets comprised a business based on the acquired inputs, processes and outputs. As a result, the transaction was accounted for as a business combination. ONCASPAR sales recorded by the company during the 3 months ended March 31, 2016 were $52 million.

Collaborations

Precision BioSciences

In February 2016, Baxalta entered into a strategic immuno-oncology collaboration with Precision BioSciences (Precision), a private biopharmaceutical company based in the United States, specializing in genome editing technology. Together, Baxalta and Precision will develop chimeric antigen receptor (CAR) T cell therapies for up to six unique targets, with the first program expected to enter clinical studies in late 2017. On a product-by-product basis, following successful completion of early-stage research activities up to Phase 2, Baxalta will have exclusive option rights to complete late-stage development and worldwide commercialization. Precision is responsible for development costs for each target prior to option exercise.

The company made an upfront payment of $105 million to Precision, which was recorded as R&D expense during the three months ended March 31, 2016. The company may make additional payments related to option fees and development, regulatory, and commercial milestones totaling up to $1.6 billion, in addition to future royalty payments on worldwide sales. Precision also has the right to participate in the development and commercialization of any licensed products resulting from the collaboration through a 50/50 co-development and co-promotion option in the United States.

Research and Development Costs Funded by Collaboration Partners

The company recorded offsets to R&D expense of $24 million for development costs funded by collaboration partners during the three months ended March 31, 2016.

Unfunded Contingent Payments

At March 31, 2016, the company’s unfunded contingent milestone payments associated with all of its collaborative arrangements totaled $1.8 billion. This total includes contingent payments associated with R&D costs funded by collaboration partners through March 31, 2016. This total excludes contingent royalty and profit-sharing payments, contingent payment liabilities arising from business combinations, potential milestone payments and option exercise fees associated with certain of the company’s collaboration agreements that become payable only if the company chooses to exercise one or more of its options and potential contingent payments associated with R&D costs that may be funded by collaboration partners in the future. Based on the company’s projections, any contingent payments made in the future will be more than offset by the estimated net future cash flows relating to the rights acquired for those payments.

NOTE 5 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following is a summary of the activity in goodwill:

(in millions)
December 31, 2015	$829
Additions	37
Currency translation and other adjustments	17
March 31, 2016	$883

As of March 31, 2016, there were no accumulated goodwill impairment losses.

Other intangible assets, net

The following is a summary of the company’s other intangible assets:

(in millions)	Developed technology, including patents	Other amortized intangible assets	Indefinite-lived intangible assets	Total
March 31, 2016
Gross other intangible assets	$1,287	$30	$246	$1,563
Accumulated amortization	(213)	(30)	—	(243)
Other intangible assets, net	$1,074	$—	$246	$1,320

December 31, 2015
Gross other intangible assets	$1,247	$29	$238	$1,514
Accumulated amortization	(190)	(29)	—	(219)
Other intangible assets, net	$1,057	$—	$238	$1,295

The increase in other intangible assets, net during the three months ended March 31, 2016 was due to foreign currency exchange rate fluctuations, partially offset by amortization expense.

Intangible asset amortization expense was $19 million and $8 million during the three months ended March 31, 2016 and 2015, respectively. The following table presents anticipated annual amortization expense for 2016 through 2020 for definite-lived intangible assets recorded as of March 31, 2016:

years ending (in millions)	2016	2017	2018	2019	2020
Anticipated annual intangible asset amortization expense	$78	$75	$75	$71	$71

NOTE 6 BUSINESS OPTIMIZATION ITEMS

The company’s total charges (benefits) related to business optimization plans are presented below:

	Three months ended March 31,
(in millions)	2016	2015
Charges	$66	$—
Reserve adjustments	—	(10)
Total business optimization expenses (benefits)	$66	$(10)

During the three months ended March 31, 2016, the company approved a business optimization plan to optimize its overall cost structure on a global basis by streamlining certain operations and rationalizing certain manufacturing facilities. The company recorded a charge of $66 million in cost of sales during the three months ended March 31, 2016 associated with this plan. The charge consisted of fixed assets and inventory impairments of $36 million and estimated severance and other costs of $30 million.

Prior to the separation, the company participated in business optimization plans initiated by Baxter. During the three months ended March 31, 2015, the company adjusted its previously estimated business optimization charges due to changes in assumptions resulting in a $10 million benefit recorded during the period. The adjustments were primarily due to lower severance payments than previously estimated from business optimization programs in prior years.

The following table summarizes activity in the reserves during the three months ended March 31, 2016 related to business optimization initiatives:

(in millions)
Reserves as of December 31, 2015	$12
Charges	30
Utilization	(8)
Currency translation adjustments and other	(1)
Reserves as of March 31, 2016	$33

The reserves are expected to be substantially utilized by the end of 2016. Management believes that these reserves are adequate. However, adjustments may be recorded in the future as the programs are completed.

NOTE 7 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

The company does not hold any instruments for trading purposes and none of the company’s outstanding derivative instruments contain credit-risk-related contingent features.

Interest Rate Risk Management

The company is exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in benchmark interest rates relating to its existing debt obligations or anticipated issuances of debt. The company’s policy is to manage this risk to an acceptable level.

Foreign Currency Risk Management

The company is primarily exposed to foreign exchange risk with respect to recognized assets and liabilities, forecasted transactions and net assets denominated in the Euro, Japanese Yen, British Pound, Swiss Franc, Australian Dollar, Turkish Lira, Russian Ruble, Chinese Renminbi, Colombian Peso and Argentine Peso. The company’s policy is to manage this risk to an acceptable level.

In periods prior to the separation, the company participated in Baxter’s foreign currency risk management program through a central shared entity, which entered into derivative contracts to hedge foreign currency risk associated with forecasted transactions for the entire company, including for Baxalta’s operations. Gains and losses on derivative contracts entered into by Baxter were allocated to Baxalta and partially offset gains and losses on underlying foreign currency exposures. The fair values of outstanding derivative instruments were not allocated to Baxalta’s balance sheets. In connection with the separation, the company began entering into foreign currency derivative contracts on its own behalf and has recorded the related fair value on its condensed consolidated balance sheets as of March 31, 2016 and December 31, 2015. The contracts are classified as either short-term or long-term based on the scheduled maturity of the instrument.

Cash Flow Hedges

The company may use options, including collars and purchased options, and forwards to hedge the foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities. The company may use forward-starting interest rate swaps and treasury rate locks to hedge the risk to earnings associated with movements in interest rates relating to anticipated issuances of debt.

For each derivative instrument that is designated and effective as a cash flow hedge, the gain or loss on the derivative is recorded in AOCI and then recognized in earnings consistent with the underlying hedged item. Option premiums or net premiums paid are initially recorded as assets and reclassified to other comprehensive income (OCI) over the life of the option, and then recognized in earnings consistent with the underlying hedged item. Cash flow hedges are classified in net sales, cost of sales, and net interest expense, and primarily relate to forecasted third-party sales denominated in foreign currencies, forecasted intercompany sales denominated in foreign currencies, and anticipated issuances of debt, respectively.

The maximum term over which the company has cash flow hedge contracts in place related to forecasted transactions as of March 31, 2016 was 12 months. The notional amount of foreign exchange contracts totaled $1.1 billion as of March 31, 2016 and $1.2 billion as of December 31, 2015. There were no interest rate contracts designated as cash flow hedges outstanding at March 31, 2016 or December 31, 2015.

In certain instances, the company may discontinue cash flow hedge accounting because the forecasted transactions are no longer probable of occurring. As of March 31, 2016, all forecasted transactions were probable of occurring and no gains or losses were reclassified into earnings.

Fair Value Hedges

The company uses interest rate swaps to convert a portion of its fixed-rate debt into variable-rate debt. These instruments hedge the company’s earnings from changes in the fair value of debt due to fluctuations in the designated benchmark interest rate. For each derivative instrument that is designated and effective as a fair value hedge, the gain or loss on the derivative is recognized immediately to earnings, and offsets the respective loss or gain on the underlying hedged item. Fair value hedges are classified in net interest expense, as they hedge the interest rate risk associated with certain of the company’s fixed-rate debt.

The notional amount of interest rate swaps totaled $1.0 billion at both March 31, 2016 and December 31, 2015.

Undesignated Derivative Instruments

The company uses forward contracts to hedge earnings from the effects of foreign exchange relating to certain of the company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments generally are not formally designated as hedges, the terms of these instruments generally do not exceed one month and the change in fair value of these derivatives are reported in earnings.

The notional amount of undesignated derivative instruments totaled $142 million as of March 31, 2016 and $209 million as of December 31, 2015.

Gains and Losses on Derivative Instruments

The following tables summarize the income statement locations and gains and losses on the company’s derivative instruments for the three months ended March 31, 2016 and 2015.

	Gain (loss) recognized in OCI		Income statement	Gain (loss) reclassified from AOCI into income
(in millions)	2016	2015	location	2016	2015
Cash flow hedges
Interest rate contracts	$—	$(55)	Net interest expense	$—	$—
Foreign exchange contracts	(1)	—	Net sales	—	—
Foreign exchange contracts	(11)	—	Cost of sales	6	—
Total	$(12)	$(55)		$6	$—

	Income statement	Gain (loss) recognized in income
(in millions)	location	2016	2015
Fair value hedges
Interest rate contracts	Net interest expense	$36	$—
Undesignated derivative instruments
Foreign exchange contracts	Other (income) expense, net	$4	$—

For the company’s fair value hedges, a loss of $36 million was recognized in net interest expense during the three month period ending March 31, 2016, as adjustments to the underlying hedged item, fixed-rate debt. Ineffectiveness related to the company’s cash flow and fair value hedges for the three months ended March 31, 2016 and March 31, 2015 was not material.

As of March 31, 2016, $1 million of deferred, net after-tax gains on derivative instruments included in AOCI are expected to be recognized in earnings during the next 12 months, coinciding with when the hedged items are expected to impact earnings. Refer to Note 10 for the balance in AOCI associated with cash flow hedges.

Fair Values of Derivative Instruments

The following table presents the classification and estimated fair value of the company’s derivative instruments as of March 31, 2016:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Foreign exchange contracts	Prepaid expenses and other current assets	$14	Accrued liabilities	$7
Interest rate contracts	Other long-term assets	41
Total derivative instruments designated as hedges		$55		$7

Undesignated derivative instruments
Foreign exchange contracts	Prepaid expenses and other current assets	$—	Accrued liabilities	$—
Total derivative instruments		$55		$7

The following table presents the classification and estimated fair value of the company’s derivative instruments as of December 31, 2015:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Foreign exchange contracts	Prepaid expenses and other current assets	$23	Accrued liabilities	$2
Foreign exchange contracts	Other long-term assets	—	Other long-term liabilities	—
Interest rate contracts	Other long-term assets	4
Total derivative instruments designated as hedges		$27		$2

Undesignated derivative instruments
Foreign exchange contracts	Prepaid expenses and other current assets	$1	Accrued liabilities	$1
Total derivative instruments		$28		$3

While the company’s derivatives are all subject to master netting arrangements, the company presents its assets and liabilities related to derivative instruments on a gross basis within the condensed consolidated balance sheets. Additionally, the company is not required to post collateral for any of its outstanding derivatives. If the company’s derivatives were presented on a net basis, assets of $48 million and $25 million would be reported at March 31, 2016 and December 31, 2015, respectively.

NOTE 8 DEBT, FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Credit Facilities and Commercial Paper

As of March 31, 2016 and December 31, 2015, there were no outstanding borrowings under the company’s primary and Euro-denominated revolving credit facilities. The company’s maximum capacity of the facilities is reduced for the issuance of letters of credit. As of March 31, 2016 and December 31, 2015, the amount of letters of credit issued was immaterial.

During the three months ended March 31, 2016, the company issued and redeemed commercial paper, of which $300 million was outstanding as of March 31, 2016, with a weighted-average interest rate of 1.12%. This commercial paper is classified as short-term debt on the condensed consolidated balance sheet. The company did not have any commercial paper outstanding as of December 31, 2015.

Securitization arrangement

In April 2015, the company entered into agreements related to its trade receivables originating in Japan with a financial institution in which the entire interest in and ownership of the receivables are sold. While the company services the receivables in its Japanese securitization arrangement, no servicing asset or liability is recognized because the company receives adequate compensation to service the sold receivables.

During the three months ended March 31, 2016, sold receivables were $48 million and cash collections remitted to the owners of the receivables were $61 million. The effect of currency exchange rate changes and net losses relating to the sales of receivables were immaterial.

Fair Value Measurements

The following tables summarize the bases under the fair value hierarchy used to measure financial assets and liabilities that are carried at fair value on a recurring basis in the consolidated balance sheets:

		Basis of fair value measurement
(in millions)	Balance as of March 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign currency derivative contracts	$14	$—	$14	$—
Interest rate contracts	41	—	41	—
Available-for-sale securities
Equity securities	45	45	—	—
Foreign government debt securities	16	3	13	—
Total assets	$116	$48	$68	$—

Liabilities
Contingent payments	$458	$—	$—	$458
Foreign currency derivative contracts	7	—	7	—
Total liabilities	$465	$—	$7	$458

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign currency derivative contracts	$24	$—	$24	$—
Interest rate contracts	4	—	4	—
Available-for-sale securities
Equity securities	78	78	—	$—
Foreign government debt securities	16	3	13	—
Total assets	$122	$81	$41	$—

Liabilities
Contingent payments	$433	$—	$—	$433
Foreign currency derivative contracts	3	—	3	—
Total liabilities	$436	$—	$3	$433

For assets that are measured using quoted prices in active markets, the fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. The fair values of foreign government debt securities are obtained from pricing services or broker/dealers who either use quoted prices in an active market or proprietary pricing applications, which include observable market information for like or same securities. Primarily all of the derivatives entered into by the company are valued using internal valuation techniques as no quoted prices exist for such instruments. The principal techniques used to value these instruments are discounted cash flow and Black-Scholes models. The key inputs used to value these instruments are observable and vary depending on the type of derivative, and include contractual terms, interest rate yield curves and foreign exchange rates.

The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consists of contingent payment liabilities:

(in millions)	Contingent payments
Fair value as of December 31, 2015	$433
Additions	23
Payments	—
Net gains recognized in earnings	(1)
Currency translation adjustments	3
Fair value as of March 31, 2016	$458

The addition during the three months ended March 31, 2016 relates to the formation of a joint venture in Turkey that is consolidated. The company has an option to acquire the remaining 50% of the Turkey joint venture from the non-controlling owners and the non-controlling owners have a put option to sell their 50% ownership to the company in 2021 and every 5 years thereafter. The fair value of the option to acquire the 50% interest was $23 million as of March 31, 2016 and was calculated using a discounted cash flow technique.

Contingent payments related to acquisitions consist of development, regulatory and commercial milestone payments, in addition to sales-based payments, and are valued using discounted cash flow techniques. The fair value of development, regulatory and commercial milestone payments reflects management’s expectations of probability of payment, and increases or decreases as the probability of payment or expectation of timing of payments changes. Management’s expected weighted-average probability of payment for development, regulatory and commercial milestone payments was approximately 21% as of both March 31, 2016 and December 31, 2015, with individual probabilities ranging from 10%-80%. The weighted average discount rate used in the fair value estimates was 8.1% as of both March 31, 2016 and December 31, 2015. The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases or decreases as revenue estimates or expectations of timing of payments change.

Available for Sale Securities

The following table provides information relating to the company’s investments in available-for-sale equity securities:

(in millions)	Amortized cost	Unrealized gains	Unrealized (losses)	Fair value
March 31, 2016 Available-for-sale equity securities	$55	$10	$(20)	$45
December 31, 2015 Available-for-sale equity securities	$55	$28	$(5)	$78

The company recorded $9 million in other-than-temporary impairment charges in other (income) expense, net during the three months ended March 31, 2015 based on the duration of losses related to two of the company’s investments. There were no other-than-temporary impairment charges recorded during the three months ended March 31, 2016 as the company believes the unrealized losses to be temporary in nature.

Book Values and Fair Values of Financial Instruments

In addition to the financial instruments that the company is required to recognize at fair value on the condensed consolidated balance sheets, the company has certain financial instruments that are recognized at historical cost or some basis other than fair value. For these financial instruments, the following table provides the values recognized on the condensed consolidated balance sheets and the approximate fair values:

	Book values		Approximate fair values
(in millions)	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
Assets
Investments	$24	$21	$24	$21

Liabilities
Short-term debt	302	—	302	—
Current maturities of capital lease obligations	5	3	5	3
Long-term debt and capital lease obligations	$5,317	$5,265	$5,639	$5,396

Investments include certain cost method investments whose fair value is based on Level 3 inputs. The estimated fair value of capital lease obligations is based on Level 2 inputs. The estimated fair values of long-term debt were computed by multiplying price by the notional amount of the respective debt instrument. Price is calculated using the stated terms of the respective debt instrument and yield curves commensurate with the company’s credit risk. The discount factors used in the calculations reflect the non-performance risk of the company. The carrying values of the other financial instruments approximate their fair values due to the short-term maturities of most of these assets and liabilities.

Limited Partnership Commitment

The company had unfunded commitments of $75 million and $79 million as a limited partner in various equity investments as of March 31, 2016 and December 31, 2015, respectively.

NOTE 9 RETIREMENT AND OTHER BENEFIT PROGRAMS

Shared Baxter Plans Prior to the Separation

During the second quarter of 2015, Baxalta assumed certain pension and other post-employment benefit (OPEB) obligations and plan assets related to newly-created single employer plans for Baxalta employees, as well as pension obligations and plan assets associated with its employees who participated in certain plans that split following the separation.

Prior to the assumption of these net pension and OPEB plan obligations, and with the exception of certain Austrian defined benefit pension plans of which Baxalta was previously the sole sponsor, the company’s employees participated in certain U.S. and international defined benefit pension and OPEB plans sponsored by Baxter. These plans included participants of Baxter’s other businesses and were accounted for as multiemployer plans in the company’s financial statements prior to the transfer into newly-created plans sponsored by Baxalta. The costs of these plans were allocated to the company and recorded in cost of sales, selling, general and administrative expenses and R&D expenses in the condensed combined statement of income for the three months ended March 31, 2015. For the Baxter sponsored defined benefit pension and OPEB plans, Baxalta recorded expense of $12 million during the three months ended March 31, 2015.

The company has been the sole sponsor for certain Austrian defined benefit plans prior to the separation and has accounted for the Austrian defined benefit plans as single employer plans for both periods presented below.

Net Periodic Benefit Cost

Net periodic benefit cost associated with Baxalta’s single employer pension and OPEB plans consisted of the following for the three months ended March 31, 2016 and 2015:

	U.S. Pension and OPEB		International Pension
	Three months ended March 31,		Three months ended March 31,
(in millions)	2016	2015	2016	2015
Net periodic benefit cost
Service costs	$5	$—	$7	$1
Interest costs	5	—	2	1
Expected return on plan assets	(4)	—	(2)	—
Amortization of net losses and other deferred amounts	1	—	3	1
Total net periodic benefit cost	$7	$—	$10	$3

The U.S. OPEB plan is not presented separately because the net periodic benefit cost associated with the plan was not significant for the periods presented.

NOTE 10 ACCUMULATED OTHER COMPREHENSIVE INCOME

The following is a net-of-tax summary of the changes in AOCI by component for the three months ended March 31, 2016 and 2015.

(in millions)	Foreign Currency Translation	Pension and Other Employee Benefits	Available- for-sale Securities	Hedging Activities	Total
Gains (losses)
Balance as of December 31, 2015	$(359)	$(186)	$17	$33	$(495)
Other comprehensive income (loss) before reclassifications	169	4	(27)	(8)	138
Amounts reclassified from AOCI (a)	—	3	—	(4)	(1)
Net other comprehensive income (loss)	169	7	(27)	(12)	137
Balance as of March 31, 2016	$(190)	$(179)	$(10)	$21	$(358)

(in millions)	Foreign Currency Translation	Pension and Other Employee Benefits	Available- for-sale Securities	Hedging Activities	Total
Gains (losses)
Balance as of December 31, 2014	$(387)	$(52)	$7	$(1)	$(433)
Other comprehensive (loss) income before reclassifications	(353)	7	(2)	(35)	(383)
Amounts reclassified from AOCI (a)	—	1	7	—	8
Net other comprehensive (loss) income	(353)	8	5	(35)	(375)
Balance as of March 31, 2015	$(740)	$(44)	$12	$(36)	$(808)

(a)         See table below for details about these reclassifications.

The following is a summary of the amounts reclassified from AOCI to net income during the three months ended March 31, 2016 and 2015.

	Amounts reclassified from AOCI (a)
	Three months ended March 31,		Income Statement
(in millions)	2016	2015	Location
Amortization of pension and other employee benefits
Actuarial losses and other	$(4)	$(1)		(b)
	(4)	(1)	Total before tax
	1	—	Tax benefit
	$(3)	$(1)	Net of tax

Gains on hedging activities
Foreign exchange contracts	$6	$—	Cost of sales
	6	—	Total before tax
	(2)	—	Tax expense
	$4	$—	Net of tax

Losses on available-for-sale securities
Other-than-temporary impairment of available-for-sale equity security	$—	$(9)	Other (income) expense, net
	—	(9)	Total before tax
	—	2	Tax benefit
	—	(7)	Net of tax

Total reclassification for the period	$1	$(8)	Total net of tax

(a)         Amounts in parentheses indicate reductions to net income.

(b)         These AOCI components are included in the computation of net periodic benefit cost disclosed in Note 9.

NOTE 11 INCOME TAXES

Effective Tax Rate

The company’s effective income tax rate from continuing operations was 15.7% and 22.7% during the three months ended March 31, 2016 and 2015, respectively. The company’s effective income tax rate differs from the U.S. federal statutory rate each year due to state and local taxes, certain operations that are subject to tax incentives and foreign taxes that are different from the U.S. federal statutory rate. In addition, the effective tax rate can be affected each period by discrete factors and events.

The effective income tax rate during the three months ended March 31, 2016 was favorably impacted by an increase in the amount of expenditures qualifying for the U.S. Research & Experimentation tax credit and the settlement of an indemnification liability with Baxter. The effective income tax rate during the three month ended March 31, 2015 was favorably impacted by separation-related costs incurred during the period that were deductible at tax rates higher that the effective tax rate.

NOTE 12 SHARE-BASED COMPENSATION

Impact of Separation from Baxter

Prior to the separation, Baxalta employees participated in Baxter’s incentive stock program and Baxalta recorded expenses in cost of sales, selling, general and administrative expenses and R&D expenses for its employees’ participation in the program. In connection with the separation, outstanding Baxter equity awards granted prior to January 1, 2015 and held by Baxter or Baxalta employees were adjusted into both Baxter and Baxalta equity awards. Awards granted after January 1, 2015 and certain awards granted during 2014 were adjusted entirely into corresponding awards of either Baxter or Baxalta, based on which company would employ the holder following the separation. The value of the combined Baxter and Baxalta stock-based awards after the separation was designed to generally preserve the intrinsic value and the fair value of the award immediately prior to separation. In periods following the separation, Baxalta records share-based compensation costs relating to its employees’ Baxalta and Baxter equity awards.

Share-Based Compensation Expense

The table below presents share-based compensation expense by statement of income line item.

	Three months ended March 31,
(in millions)	2016	2015
Cost of sales	$2	$2
Selling, general and administrative expense	16	6
Research and development expenses	3	2
Total share-based compensation expense	$21	$10

Stock Options

The company did not grant stock options during the three months ended March 31, 2016. The weighted-average Black-Scholes assumptions used in estimating the fair value of stock options granted during the three months ended March 31, 2015 by Baxter prior to the separation, along with the weighted-average grant-date fair values, were as follows:

Three months ended, March 31, 2015
Expected volatility	20%
Expected life (in years)	5.5
Risk-free interest rate	1.7%
Dividend yield	3.0%
Fair value per stock option	$9.2

The total intrinsic value of Baxalta stock options exercised by both Baxter and Baxalta employees was $40 million during the three months ended March 31, 2016.

As of March 31, 2016, the unrecognized compensation cost related to all unvested Baxalta and Baxter stock options held by Baxalta’s employees totaled $52 million, and is expected to be recognized as expense over a weighted-average period of 2.1 years.

RSUs

During the three months ended March 31, 2016, the company awarded approximately 2.6 million RSUs, which were primarily part of its annual equity grant to employees.

As of March 31, 2016, the unrecognized compensation cost related to all unvested Baxalta and Baxter RSUs held by Baxalta’s employees totaled $132 million, and is expected to be recognized as expense over a weighted-average period of 2.4 years.

PSUs

The company did not grant PSUs during the three months ended March 31, 2016. As of March 31, 2016, the unrecognized compensation cost related to all unvested Baxalta and Baxter PSUs held by Baxalta’s employees totaled $2 million, and is expected to be recognized as expense over a weighted-average period of less than one year.

NOTE 13 LEGAL PROCEEDINGS

The company is involved in product liability, patent, commercial, and other legal matters that arise in the normal course of the company’s business. The company records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of March 31, 2016, the company’s total recorded reserves with respect to legal matters were $23 million and were primarily reported in other long-term liabilities.

Management is not able to estimate the amount or range of any loss for certain contingencies for which there is no reserve or additional loss for matters already reserved. While the liability of the company in connection with the claims cannot be estimated and although the resolution in any reporting period of one or more of these matters could have a significant impact on the company’s results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on the company’s consolidated financial position. While the company believes that it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the company may incur material judgments or enter into material settlements of claims.

The company remains subject to the risk of future administrative and legal actions. With respect to governmental and regulatory matters, these actions may lead to product recalls, injunctions, and other restrictions on the company’s operations and monetary sanctions, including significant civil or criminal penalties. With respect to intellectual property, the company may become exposed to significant litigation concerning the scope of the company’s and others’ rights. Such litigation could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

NOTE 14 AGREEMENTS AND TRANSACTIONS WITH BAXTER

Separation-Related Agreements with Baxter

In connection with the separation, the company entered into a manufacturing and supply agreement, transition services agreement and international commercial operations agreement with Baxter.

Under the terms of the manufacturing and supply agreement, Baxalta manufactures certain products and materials and sells them to Baxter at an agreed-upon price reflecting Baxalta’s cost plus a mark-up for certain products and materials. As a result, the company has recorded revenues associated with the manufacturing and supply agreement during the three months ended March 31, 2016 that were not recorded during the three months ended March 31, 2015. Revenues associated with the manufacturing and supply agreement with Baxter were $41 million during the three months ended March 31, 2016. The manufacturing and supply agreement did not contribute a significant amount of gross margin or net income to the company’s results of operations during the three months ended March 31, 2016.

Under the terms of the transition services agreement, Baxalta and Baxter provide various services to each other on an interim, transitional basis. The services provided by Baxter to Baxalta include certain finance, information technology, human resources, quality, supply chain and other administrative services and functions, and are generally provided on a cost-plus basis. The services generally extend for approximately 2 years following the separation except for certain information technology services that may extend for 3 years following the separation. During the three months ended March 31, 2016, the company incurred selling, general and administrative expenses of approximately $30 million associated with the transition services agreement with Baxter.

For a certain portion of the company’s operations, the legal transfer of Baxalta’s net assets did not occur by the separation date of July 1, 2015 due to the time required to transfer marketing authorizations and other regulatory requirements in certain countries. Under the terms of the international commercial operations agreement with Baxter, the company is responsible for the business activities conducted by Baxter on its behalf, and is subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in the company’s condensed consolidated and combined financial statements.

In February 2016, the transfer of certain of these operations to Baxalta was completed. A majority of the remaining operations held by Baxter as of March 31, 2016 are expected to be transferred by the end of 2016.

Net sales related to operations not transferred to Baxalta and held by Baxter totaled approximately $121 million for the three months ended March 31, 2016. At March 31, 2016 and December 31, 2015, the assets and liabilities consisted of inventories, which are reported in inventories on the condensed consolidated balance sheets, as well as other assets and liabilities, which are reported in due to or from Baxter within the condensed consolidated balance sheets.

The company and Baxter also entered into a separation and distribution agreement, tax matters agreement, an employee matters agreement and a long-term services agreement in connection with the separation.

The following is a summary of the amounts in the condensed consolidated balance sheets due to or from Baxter, including the assets and liabilities of certain of the company’s operations that have not yet transferred to Baxalta and are held by Baxter as of the balance sheet date:

(in millions)	March 31, 2016	December 31, 2015

Inventories	$29	$101

Assets to be transferred to Baxalta, held by Baxter	$97	$236
Other amounts due from Baxter	324	161
Due from Baxter	$421	$397

Liabilities to be transferred to Baxalta, held by Baxter	$10	$46
Other amounts due to Baxter	433	226
Due to Baxter	$443	$272

The decreases in inventories and assets and liabilities to be transferred to Baxalta, held by Baxter were primarily due to completion of the legal transfer of certain operations during the three months ended March 31, 2016.

Other amounts due to or from Baxter primarily relate to intercompany balances which originated prior to the separation and ongoing transactions with Baxter associated with the separation-related agreements described above, including current tax-related indemnification liabilities of $4 million and $75 million as of March 31, 2016 and December 31, 2015, respectively, and long-term tax-related indemnification liabilities of $69 million and $51 million as of March 31, 2016 and December 31, 2015, respectively. Certain indemnification liabilities classified as short-term as of December 31, 2015 were settled during the three months ended March 31, 2016 or were reclassified to long-term as of March 31, 2016 due to changes in the estimated date of resolution. The company recorded a gain in other (income) expense, net of $20 million during the three months ended March 31, 2016 following the settlement of an indemnification liability with Baxter.

Corporate Overhead and Other Allocations from Baxter Prior to Separation

During the three months ended March 31, 2015, the company did not operate as a standalone business and had various relationships with Baxter whereby Baxter provided services to the company. In the financial statements prior to the separation, Baxter provided the company certain services, which included, but were not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The financial information in the combined financial statements for the three months ended March 31, 2015 did not necessarily include all the expenses that would have been incurred had the company been a separate, standalone entity. Baxter charged the company for these services based on direct and indirect costs. When specific identification was not practicable, a proportional cost method was used, primarily based on sales, headcount, or square footage. These allocations were reflected as follows during the three months ended March 31, 2015:

(in millions)	Three months ended March 31, 2015
Cost of sales allocations	$9
Selling, general and administrative allocations	122
Research and development allocations	1
Total corporate overhead and other allocations from Baxter	$132

Management believes that the methods used to allocate expenses to the company’s historical financial statements were reasonable.

NOTE 15 DISCONTINUED OPERATIONS

In December 2014 and August 2015, the company completed the divestitures of its commercial vaccines business and certain vaccines-related R&D programs, respectively. The three months ended March 31, 2015 includes a net after-tax gain of $9 million as a result of a purchase price adjustment related to the December 2014 divestiture of the commercial vaccines business.

As a result of the divestitures, the operations and cash flows of the vaccines business were eliminated from the ongoing operations of the company. The company’s results did not include income from discontinued operations during the three months ended March 31, 2016. Following is a summary of the operating results and gain on the sale of the vaccines business during the three months ended March 31, 2015, which have been reflected as discontinued operations.

	Three months ended March 31,
(in millions)	2016	2015
Net sales	$—	$1
Income from discontinued operations before income taxes, excluding gain on sale	—	1
Gain on sale before income taxes	—	10
Income tax expense	—	(1)
Income from discontinued operations, net of taxes	$—	$10